Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors of Memory Pharmaceuticals Corp.:
We consent to the incorporation by reference in the registration statement on Form S-3 of our report dated March 30, 2005, with respect to the balance sheets of Memory Pharmaceuticals Corp. as of December 31, 2004 and 2003, and the related statements of operations, stockholders’ equity / (deficit), and cash flows for each of years in the three-year period ended December 31, 2004, which report appears in the Annual Report on Form 10-K, filed March 31, 2005 and to the reference to our firm under the heading “Experts” in the prospectus.
                     /s/ KPMG LLP
New York, NY
October 20, 2005